Exhibit (h)(1)(iii)

Addendum to Second Amended and Restated Administration Agreement Dated
January 1, 2006
Between
ALPS Mutual Funds Services, Inc.
and
Denver Investment Advisors LLC
and
Westcore Trust

THIS ADDENDUM is made as of September 1, 2006, by and between ALPS Mutual Funds Services, Inc. ("ALPS"), Denver Investment Advisors LLC ("DIA"), and Westcore Trust ("Trust").

WHEREAS, ALPS, DIA and the Trust have entered into a Second Amended and Restated Administration Agreement (the "Agreement") dated January 1, 2006;

WHEREAS, effective September 1, 2006, ALPS Mutual Funds Services, Inc. will change its name to ALPS Fund Services, Inc.

WHEREAS, in light of the foregoing, ALPS, DIA, and the Trust wish to modify the provisions of the Agreement to reflect the change in the name of ALPS Mutual Funds Services, Inc., to ALPS Fund Services, Inc.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                  ALPS Fund Services, Inc.  All references to "ALPS Mutual Funds Services, Inc." within the Agreement shall be deleted and replaced with references to "ALPS Fund Services, Inc."

2.                  Remainder of the Agreement.  All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Fund Services, Inc.	Westcore Trust

By: /s/ Tané T. Tyler	By: /s/ Todger Anderson
Name: Tané T. Tyler	Name: Todger Anderson
Title:Chief Legal Officer	Title: President

Denver Investment Advisors LLC

By: /s/ Todger Anderson
Name: Todger Anderson
Title: Chairman